(MKS LOGO)

EXHIBIT 99.1

Contact: Seth H. Bagshaw
Vice President & Chief Financial Officer
Telephone: 978.645.5578

MKS Instruments Reports Fourth Quarter and
Full Year 2010 Financial Results

Record Year in Revenue and Earnings;
117% Revenue Growth and Non-GAAP Net Earnings of $133.4 Million

Andover, Mass., February 2, 2011 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reports fourth quarter and full year 2010 financial results.

Fourth Quarter Financial Results

Sales were $219.0 million, up 53 percent from $142.8 million in the fourth quarter of 2009 and down slightly from $221.3 million in the third quarter of 2010.

Fourth quarter net income was $35.9 million, or $0.70 per diluted share, compared to net income of $14.9 million, or $0.30 per diluted share, in the fourth quarter of 2009 and $38.6 million, or $0.76 per diluted share, in the third quarter of 2010.

Non-GAAP net earnings, which exclude discontinued operations and special charges, were $34.4 million, or $0.67 per diluted share, compared to $14.9 million, or $0.29 per diluted share, in the fourth quarter of 2009 and $36.8 million, or $0.72 per diluted share, in the third quarter of 2010.

Full Year Results

Net sales were $853.1 million, up 117 percent compared to $392.7 million in 2009. Net income was $142.6 million, or $2.80 per diluted share, compared to a net loss of $212.7 million, or $4.31 per diluted share, in 2009. Non-GAAP net earnings were $133.4 million, or $2.62 per diluted share, compared to a net loss of $1.6 million, or $0.03 per diluted share in 2009.

Leo Berlinghieri, Chief Executive Officer and President, said, “2010 was a tremendous year for MKS, with record-level revenues, profitability and cash flow. Sales increased 117% over 2009 levels, driven by the sharp recovery in semiconductor industry spending and continued growth in the other advanced markets we serve. Our operations team and our suppliers did a terrific job responding to this steep ramp.

“In 2010, we demonstrated the success of our growth strategy and the strength of our operating model. As we look to 2011, we see a number of positive indicators for our business. In the semiconductor market, demand for chips continues to increase, with growing demand for semiconductor rich products like smart phones and tablet computers. Recently, several major IC manufacturers have increased their capital spending plans for 2011, which would indicate another strong year for our semiconductor business. In the other advanced markets we serve, we are encouraged by the continued momentum from a growing global economy, as well as from the recently announced large solar orders.

“Based on these factors and current customer activity, we estimate that revenues in the first quarter of 2011 will increase to a range of $220 to $240 million and, at these volumes, our non-GAAP net earnings could range from $0.62 to $0.77 per share, and our GAAP net income could range from $0.62 to $0.77 per share.”

Conference Call Details

Management will discuss fourth quarter and full year financial results on a conference call tomorrow at 8:30 a.m. (Eastern Time). Dial-in numbers are 1 (800) 762-8795 for domestic callers and 1 (480) 629-9773 for international callers. The call will be broadcast live and available for replay at www.mksinst.com. To hear a telephone replay through February 10, 2011, dial 1 (303) 590-3030, access code 4402397#.

Use of Non-GAAP Financial Results

The financial results that exclude discontinued operations, costs associated with acquisitions and special items, are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude discontinued operations, costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, light emitting diodes, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

Forward-Looking Statements

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2010	December 31, 2009	September 30, 2010
Net sales	$218,978	$142,777	$221,323
Cost of sales	121,657	83,203	122,820

Gross profit	97,321	59,574	98,503
Research and development	15,790	12,801	15,070
Selling, general and administrative	32,880	26,172	28,247
Amortization of acquired intangible assets	250	691	250
Restructuring	—	(20)	—

Income from operations	48,401	19,930	54,936
Interest income, net	303	156	35

Income from continuing operations before income taxes	48,704	20,086	54,971
Provision for income taxes	14,528	5,680	18,370

Income from continuing operations	34,176	14,406	36,601
Income from discontinued operations, net of taxes	1,773	541	2,035

Net income	$35,949	$14,947	$38,636

Basic income per share:
Continuing operations	$0.68	$0.29	$0.73
Discontinued operations	0.03	0.01	0.04

Net income	$0.71	$0.30	$0.77
Diluted income per share:
Continuing operations	$0.67	$0.29	$0.72
Discontinued operations	0.03	0.01	0.04

Net income	$0.70	$0.30	$0.76
Weighted average shares outstanding:
Basic	50,415	49,509	50,226
Diluted	51,245	50,459	50,994
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
Income from continuing operations	$34,176	$14,406	$36,601
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	250	691	250
Restructuring and related items	—	(20)	—
Proforma tax adjustments	(66)	(220)	(66)

Non-GAAP net earnings (Note 2)	$34,360	$14,857	$36,785

Non-GAAP net earnings per share (Note 2)	$0.67	$0.29	$0.72

Weighted average shares outstanding	51,245	50,459	50,994

Note 1: During 2010, the Company sold two product lines that no longer met the Company’s long-term strategic objectives. The results of operations of the two product lines have been classified as discontinued operations in the consolidated statements of operations for all periods provided.

Note 2: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude results of discontinued operations, amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2010	2009
Net sales	$853,114	$392,693
Cost of sales	474,476	262,477

Gross profit	378,638	130,216
Research and development	62,689	50,212
Selling, general and administrative	119,841	100,429
Amortization of acquired intangible assets	1,283	2,762
Gain on sale of asset	(682)	—
Goodwill and asset impairment charges	—	142,958
Restructuring	—	5,516

Income (loss) from operations	195,507	(171,661)
Interest income, net	917	1,641

Income (loss) from continuing operations before income taxes	196,424	(170,020)
Provision (benefit) for income taxes	63,505	(20,659)

Income (loss) from continuing operations	132,919	(149,361)
Income (loss) from discontinued operations, net of taxes	9,668	(63,298)

Net income (loss)	$142,587	$(212,659)

Basic income (loss) per share:
Continuing operations	$2.66	$(3.03)
Discontinued operations	0.19	(1.28)

Net income (loss)	$2.85	$(4.31)
Diluted income (loss) per share:
Continuing operations	$2.61	$(3.03)
Discontinued operations	0.19	(1.28)

Net income (loss)	$2.80	$(4.31)
Weighted average shares outstanding:
Basic	50,077	49,318
Diluted	50,927	49,318
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
Income (loss) from continuing operations	$132,919	$(149,361)
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	1,283	2,762
Gain on sale of asset (Note 2)	(682)	—
Excess & obsolete inventory adjustment (Note 3)	—	12,900
Goodwill and asset impairment charges (Note 4)	—	142,958
Restructuring and related items (Note 5)	—	4,267
(Benefit) for income taxes (Note 6)	—	(6,370)
Proforma tax adjustments	(113)	(8,777)

Non-GAAP net earnings (loss) (Note 7)	$133,407	$(1,621)

Non-GAAP net earnings (loss) per share (Note 7)	$2.62	$(0.03)

Weighted average shares outstanding	50,927	49,318

Note 1: During 2010, the Company sold two product lines that no longer met the Company’s long-term strategic objectives. The results of operations of the two product lines have been classified as discontinued operations in the consolidated statements of operations for all periods provided.

Note 2: The twelve month period ended December 31, 2010 includes a $682 gain on the sale of a vacated facility.

Note 3: Cost of sales for the twelve month period ended December 31, 2009 includes $12,900 of special charges for excess, obsolete and committed inventory purchases.

Note 4: The twelve month period ended December 31, 2009 includes a $142,958 charge related to the impairment of goodwill and other long-lived assets.

Note 5: The twelve month period ended December 31, 2009 includes $5,516 of restructuring charges primarily for severance related costs offset by a credit of $1,249 for the reversal of previously expensed equity compensation charges of terminated employees.

Note 6: The twelve month period ended December 31, 2009 includes a benefit of $6,370 attributable to the reversal of FIN 48 reserve items as a result of a Federal audit close.

Note 7: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude results of discontinued operations, amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2010	December 31, 2009
ASSETS
Cash and short-term investments	$431,933	$271,795
Trade accounts receivable	138,181	94,215
Inventories	156,429	118,004
Other current assets	26,352	48,867

Total current assets	752,895	532,881
Property, plant and equipment, net	68,976	67,196
Goodwill	140,020	144,511
Other acquired intangible assets	1,743	4,963
Long-term marketable securities	—	4,853
Other assets	18,779	19,665

Total assets	$982,413	$774,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$—	$12,885
Accounts payable	36,427	26,292
Accrued expenses and other liabilities	73,259	32,123

Total current liabilities	109,686	71,300
Other long-term liabilities	25,688	17,836
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	663,792	645,411
Retained earnings	171,356	28,769
Other stockholders’ equity	11,778	10,640

Total stockholders’ equity	847,039	684,933

Total liabilities and stockholders’ equity	$982,413	$774,069